                                                                      EXHIBIT 99

May 12, 1995


SUMMARY: GTE COMPLETES ITS ACQUISITION OF THE PUBLICLY HELD SHARES OF CONTEL CELLULAR STOCK


STAMFORD, CONN. -- GTE Corp. today said it has completed its previously announced acquisition of Contel Cellular Inc.'s (CCI) approximately 10 million shares of Class Common Stock, representing 10 percent of the capital stock of CCI and that the merger of CCI with a subsidiary of GTE has been consummated.

GTE had owned the other 90 percent of the outstanding shares of CCI, which it acquired as a part of its 1991 merger with CCI's parent company, Contel Corp.

GTE paid CCI shareholders a previously agreed upon price of $25.50 per share for a total acquisition cost of $255 million. Following the closing, CCI stock will no longer be publicly traded.